 NEWS RELEASE

For Immediate Release
April 14, 2009

Canwest and ad hoc committee of 8% noteholders extend discussions relating to recapitalization transaction

WINNIPEG – Canwest Global Communications Corp. (“Canwest” or the “Company”) announced today that its subsidiary, Canwest Media Inc. (“CMI”) has entered into an extension agreement with the members of an ad hoc committee of 8% noteholders (“noteholders”) who hold approximately 70% of the outstanding notes.

As previously announced, CMI did not make its March 15, 2009 interest payment of approximately US$30.4 million relating to its outstanding 8% senior subordinated notes. Under the terms of the notes, failure to make this interest payment on or before April 14, 2009 would permit the 8% noteholders to demand payment of the approximately US$761 million principal amount outstanding as well as the unpaid interest payment and associated default interest. Under the terms of the extension agreement, the noteholders have agreed not to demand payment of their notes for a period ending on April 21, 2009, to coincide with the expiry date of CMI’s waiver agreement with its senior lenders.

CMI continues discussions with its senior lenders and noteholders to develop a framework for a potential recapitalization transaction and to secure the necessary extensions to allow the recapitalization process to proceed.

Canwest also announced that Canwest Limited Partnership has initiated discussions with its senior lenders with respect to an amendment of the financial covenants under its senior credit facility to enable Canwest Limited Partnership to maintain compliance with these financial covenants through the remainder of fiscal 2009.

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the six months ended February 28, 2009. Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) an international media company, is Canada’s largest media company. In addition to owning the Global Television Network, Canwest is Canada’s largest publisher of English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites and radio stations and networks in Canada, New Zealand, Australia, Turkey, Indonesia, Singapore, the United Kingdom and the United States.

For further information:

Media Contact:
John Douglas, Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com